Exhibit 99.1

Investor / Media Contacts:

Robert J. Cierzan, Vice President, Finance

Sylvia J. Castle, Investor Relations

Aldila, Inc.             (858) 513-1801

FOR IMMEDIATE RELEASE

ALDILA REPORTS STRONG 2004 FOURTH QUARTER

AND FISCAL YEAR RESULTS

                POWAY, CA., March 2, 2005 — Aldila, Inc. (NASDAQ:NMS:ALDA) reported net sales of $12.4 million for the fourth quarter ended December 31, 2004 as compared to $9.8 million in the same quarter of 2003.  The Company reported net income of $1.6 million ($0.29 earnings per share-fully diluted) for the fourth quarter of 2004 as compared to a net loss of $1.3 million ($0.26 loss per share) in the same quarter of 2003.  Included in the fourth quarter of 2003 was an impairment charge of $2.2 million (pre-tax) related to the Company’s carrying value of its investment in Carbon Fiber Technology LLC (“CFT”), a joint venture limited liability company.  Excluding the impairment charge and related income tax benefit of $183,000, the 2003 fourth quarter net income would have been $762,000 ($0.16 earnings per share).

                For the year ended December 31, 2004 net sales were $52.8 million as compared to $37.8 million for the year ended December 31, 2003.  The Company reported net income of $9.3 million ($1.77 earnings per share-fully diluted) for 2004 as compared to a net loss of $1.7 million ($0.35 loss per share) in 2003.

As of December 31, 2003, the Company had $2.5 million in deferred tax assets and a 100% valuation allowance against such assets.  Based upon the Company’s performance in 2004 and in accordance with general accepted accounting principles, the Company reduced its valuation allowance to zero as of December 31, 2004.  That reduction coupled with a reduction in the Company’s deferred tax assets as of December 31, 2004 resulted in $2.2 million reduction in its provision for income tax during 2004.  Excluding such tax benefit, the Company’s net income for 2004 would have been $7.1 million ($1.35 earnings per share-fully diluted).

                The Company’s cash and cash equivalents and marketable securities increased by $9.6 million in 2004 to $16.5 million as of December 31, 2004.   The Company repurchased 54,989 shares of common stock during the year at prices ranging between $3.50 and $10.00.  These purchases were made pursuant to the Company’s previously announced stock buyback program.

The Company’s backlog of sales orders as of December 31, 2004 was $9.9 million versus $11.0 million as of December 31, 2003.  “The Company believes that the lower backlog figure as of December 31, 2004 reflects changing order patterns by our large OEM customers with reliance on shorter lead times” said Peter R. Mathewson, Chairman and CEO,  “Incoming orders through February 28, 2005 of $13.3 million compares favorably to the $7.8 million in the same period for 2004.”

“In the fourth quarter of 2004 we continued to see strong demand for our branded NV product line,” said Mr. Mathewson,  “Our branded shaft sales grew by 133% versus the fourth quarter 2003 and 271% for the year versus 2003.  Our average shaft selling price increased by 18% for the quarter and 22% for the year.  In the fourth quarter we saw golf shaft sales increase 20%, sales of hockey sticks and blades increase 124% and sales of prepreg material increase 81% versus the fourth quarter of 2003.  For the year, golf shaft sales increased 35%, sales of hockey sticks and blades increased 13% and sales of prepreg material increased 141%.  Consolidated sales increased by 40% versus 2003.” said Mr. Mathewson.

“We think growth opportunities exist for graphite shafts in the golf industry.  There is an increasing trend by club companies to use well known branded shafts in their club lines as a way to offer a higher performing product.  In our opinion, an increasing emphasis on the shaft is inevitable as metal wood heads have reached the limits mandated by the United States Golf Association (“USGA”) as far as size and COR or trampoline effect.” said Mr. Mathewson.

“The hybrid club segment is the fastest growing segment in the industry.  These user-friendly clubs are rapidly replacing the difficult to hit 2, 3 and 4 irons in players’ bags across the full spectrum of playing abilities.  These hybrid clubs are estimated to be 80% graphite and represent the first serious inroad graphite has made on the large iron club shaft segment.  Our NV iron shaft line, to be introduced in late spring of this year will take dead aim at this market segment.” said Peter R. Mathewson.

“The Aldila NV and NVS continue to gain momentum as leading shafts on the PGA, Nationwide and European Tours.  In 2004, players using the NV Series of shafts won 10 PGA Tour events, 6 events on the Nationwide Tour and multiple times in Europe.  Players using Aldila NV Series shafted drivers won nearly $12,000,000 on the PGA Tour in 2004.  We will continue to be aggressive with our tour support in 2005.”

“Our fifth prepreg line is installed and operational and provides the additional capacity for continued growth in our prepreg material sales.  Our joint venture carbon fiber plant, CFT, is running at full capacity.  Globally, the carbon fiber shortage is showing no signs of changing in the foreseeable future.  Major commercialization successes for carbon fiber have been announced such as the Airbus A-380 super jumbo and Boeing 7E7 airplanes, wind energy programs and armor programs for our troops in Iraq.  We believe carbon fiber capacity additions will lag the increasing global demand for the foreseeable future.  CFT will offer the Company what we believe will be a competitive advantage, through an assured supply of certain types of carbon fiber.  Outside sales of surplus carbon fiber from CFT have begun with successful qualifications with several customers,” said Mr. Mathewson.

Aldila, Inc. is a leader among manufacturers of graphite golf shafts used in clubs assembled and marketed throughout the world by major golf club companies, component distributors and custom clubmakers.  Aldila manufactures and assembles hockey sticks and blades, in addition to the manufacture of composite prepreg material for its golf shaft business and external sales.  Aldila also manufactures carbon fiber for internal use through its 50% ownership interest in CFT.

Aldila will host a conference call at 8 a.m., PST, on Thursday, March 3, 2005 with Peter R. Mathewson, Chairman and CEO and Robert Cierzan, Chief Financial Officer, to review Aldila’s 2004 fourth quarter and year-end financial report.  A live web cast of the conference call can be accessed on the Aldila web site at http://www.aldila.com at least 15 minutes prior to the call to register and receive instructions for access to the web cast.  For telephone access to the conference call dial 1-800-253-6872 or 1-973-409-9254 and request connection to the Aldila conference call.  Call leader is Peter Mathewson.  An archive of the web cast will be available through our web site for 90 days following the conference call.

This press release contains forward-looking statements based on our expectations as of the date of this press release.  These statements necessarily reflect assumptions that we make in evaluating our expectations as to the future.  Such forward-looking statements include, but are not limited to, implications concerning the acceptance of the various NV™ shaft lines and that their success will continue to attract new customer accounts.  Forward-looking statements are necessarily subject to risks and uncertainties.  Our actual future performance and results could differ from that contained in or suggested by these forward-looking statements as a result of a variety of factors.  Our filings with the Securities and Exchange Commission present a detailed discussion of the principal risks and uncertainties related to our future operations, in particular our Annual Report on Form 10-K/A for the year ended December 31, 2003, under “Business Risks” in Part I, Item 1, and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” in Part I, Item 7 of the Form 10-K/A, and reports on Form 10-Q and Form 8-K.  The forward-looking statements in this press release are particularly subject to the risks that

•                  we will not maintain or increase our market share at our principal customers;

•                  demand for clubs manufactured by our principal customers will decline, thereby affecting their demand for our shafts;

•                  the market for graphite shafts will continue to be extremely competitive, affecting selling prices and profitability;

•                  our product offerings, including the Aldila NV™ shaft line and product offerings outside the golf industry, will not continue to achieve success with consumers or OEM customers;

•                  our business with Mission Hockey will not continue to grow;

•                  our international operations will be adversely affected by political instability, currency fluctuations, export/import regulations or other risks typical of multi-national operations, particularly those in less developed countries;

•                  CFT will be unsuccessful as a result, for example, of internal operational problems, raw material supply problems, changes in demand for carbon fiber based products, or difficulties in operating a joint venture;

•                  the Company will not be able to acquire adequate supplies of carbon fiber, other than that being produced at CFT.

•                  CFT will not be able to acquire adequate quantities of raw materials.

For additional information about Aldila, Inc., please go to the Company’s web site at www.aldila.com.

ALDILA, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	December 31,	December 31,
	2004	2003
ASSETS	(Unaudited)

CURRENT ASSETS:
Cash and cash equivalents	$11,531	$6,919
Marketable securities	4,971	—
Accounts receivable	5,214	4,613
Income taxes receivable	1,013	—
Inventories	8,292	7,778
Deferred tax assets	1,570	—
Prepaid expenses and other current assets	380	399
Total current assets	32,971	19,709

PROPERTY, PLANT AND EQUIPMENT	5,245	4,776

INVESTMENT IN JOINT VENTURE	3,072	4,287

DEFERRED TAXES	634	—

OTHER NON-CURRENT ASSETS	153	241

TOTAL ASSETS	$42,075	$29,013

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$4,213	$3,067
Accrued expenses	2,781	1,461
Total current liabilities	6,994	4,528

LONG-TERM LIABILITIES:
Deferred rent and other long-term liabilities	20	39
Total liabilities	7,014	4,567

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:
Preferred stock, $.01 par value; authorized 5,000,000 shares; no shares issued
Common stock, $.01 par value; authorized 30,000,000 shares; issued and outstanding 5,127,310 shares in 2004 and 4,885,149 shares in 2003, respectively	51	48
Additional paid-in capital	43,864	41,803
Accumulated deficit	(8,854)	(17,405)
Total stockholders’ equity	35,061	24,446

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$42,075	$29,013

ALDILA, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS — UNAUDITED
(In thousands, except per share data)

	Twelve months ended December 31		Three months ended December 31,
	2004	2003	2004	2003

NET SALES	$12,432	$9,785	$52,762	$37,807
COST OF SALES	9,083	7,709	34,786	30,586
Gross profit	3,349	2,076	17,976	7,221

SELLING, GENERAL AND ADMINISTRATIVE	1,581	1,346	8,237	6,989
Operating income	1,768	730	9,739	232

OTHER EXPENSE (INCOME):
Interest expense	—	4	—	23
Other, net	(56)	5	(60)	48
Impairment of investment in joint venture	—	2,220	—	2,220
Equity in earnings of joint venture	(37)	(41)	(246)	(150)

INCOME (LOSS) BEFORE INCOME TAXES	1,861	(1,458)	10,045	(1,909)
PROVISION (BENEFIT) FOR INCOME TAXES	306	(183)	725	(183)

NET INCOME (LOSS)	$1,555	$(1,275)	$9,320	$(1,726)

NET INCOME (LOSS) PER COMMON SHARE	$0.30	$(0.26)	$1.85	$(0.35)

NET INCOME (LOSS) PER COMMON SHARE, ASSUMING DILUTION	$0.29	$(0.26)	$1.77	$(0.35)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING	5,127	4,910	5,027	4,934

WEIGHTED AVERAGE NUMBER OF COMMON AND COMMON EQUIVALENT SHARES	5,394	4,910	5,255	4,934

ALDILA, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS - UNAUDITED
(In thousands)

	Twelve months ended
	December 31,
	2004	2003

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$9,320	$(1,726)
Depreciation and amortization	1,422	1,798
Impairment of investment in joint venture	—	2,220
Loss on disposal of fixed assets	32	26
Undistributed income of joint venture, net	(285)	(182)
Changes in working capital items, net	(1,833)	1,861
Net cash provided by operating activities	8,656	3,997

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(1,871)	(699)
Proceeds from sales of property, plant and equipment	3	16
Investment in marketable securities	(4,971)	—
Distribution from joint venture	1,500	500
Net cash used for investing activities	(5,339)	(183)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repurchases of common stock	(295)	(181)
Proceeds from issuance of common stock	1,442	—
Tax benefit from exercise of stock options	917	—
Dividend payment	(769)	—
Net cash provided by (used for) for financing activities	1,295	(181)

NET INCREASE IN CASH AND CASH EQUIVALENTS	4,612	3,633

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	6,919	3,286

CASH AND CASH EQUIVALENTS, END OF PERIOD	$11,531	$6,919